EXHIBIT 99.1

Greatbatch Receives FDA Approval of Algovita(R) Spinal Cord Stimulation System

FRISCO, Texas, Nov. 30, 2015 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB) today announced that it has received approval from the United States Food and Drug Administration (FDA) for its Algovita® Spinal Cord Stimulation (SCS) System to treat chronic intractable pain of the trunk and/or limbs.

"We are excited to receive PMA approval from the FDA for the Algovita SCS system," said Thomas J. Hook, president and CEO of Greatbatch, Inc. "Algovita's approval not only supports the proposed Nuvectra™ spin-off, but the system brings to the U.S. market a robust and user-friendly device for patients suffering from chronic pain of the trunk and/or limbs."

The Algovita SCS system is the first FDA-approved product developed by Greatbatch's QiG Group subsidiary. As previously disclosed, Greatbatch is in the process of finalizing the proposed spin-off of QiG Group, LLC, which will be renamed Nuvectra Corporation when the process is completed.

Since its inception in 2008, QiG Group has developed an innovative, broad-based, neurostimulation technology platform. Initially, the company will be focused on the commercialization of the Algovita SCS system, used to treat a variety of neuropathic pain conditions. The Algovita SCS system received CE Mark last year, and is currently in limited release in Europe.

The proposed Nuvectra spin-off is expected to be completed in the first quarter of 2016, subject to the Form 10 registration statement becoming effective.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopaedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.greatbatch.com.

CONTACT: Investor Relations Contact:
         Anthony Borowicz
         tborowicz@greatbatch.com
         tel 716-759-5809

         Media Contact:
         Christopher Knospe
         cknospe@greatbatch.com
         tel 716-759-5727